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                                                                   Exhibit  99.1

PVI GETS BANKRUPTCY COURT APPROVAL FOR SALE PROCEDURES AND CHAPTER 11 FINANCING

      Lawrenceville, NJ - June 24, 2003 -- Princeton Video Image, Inc. (OTCBB:
PVII) announced today that it has received bankruptcy court approval for Chapter 11 debtor-in-possession financing and sale procedures for the sale of its assets pursuant to Section 363 of the U.S. Bankruptcy Code.

      The financing agreement approved by the bankruptcy court is with PVI Virtual Media Services, LLC, a newly formed entity owned by PVI's two secured creditors and largest stockholders, that will provide PVI with interim financing to fund its post-petition operating expenses. PVI expects this debtor-in-possession financing to allow the delivery of services to PVI's customers and clients to continue without interruption during the bankruptcy process.

      The bankruptcy court has also approved a competitive bidding and sale process for the sale of PVI's assets pursuant to Section 363 of the Bankruptcy Code. PVI has entered into an agreement with PVI Virtual Media Services, LLC to sell substantially all of its assets to PVI Virtual Media Services, LLC pursuant to Section 363 of the Bankruptcy Code. PVI expects that, upon consummation of the asset sale, PVI will be liquidated pursuant to a plan of liquidation which would be subject to the approval of the bankruptcy court. In the event of a liquidation, any recovery for shareholders of PVI would be highly unlikely and would depend on the outcome of the competitive bidding procedure.

About Princeton Video Image, Inc:

Princeton Video Image, Inc. (PVI) provides real-time virtual advertising, programming enhancements, virtual product integration and targeted interactive services for televised sports and entertainment events. PVI services the advertising industry with its proprietary, Emmy award-winning technology. Headquartered in New York City and Lawrenceville, New Jersey, PVI has offices in Los Angeles, Toronto, Tel Aviv and Mexico City.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: PVI's ability to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; PVI's ability to obtain court approval with respect to motions in the Chapter 11 proceeding; the outcome and timing of the proposed sale of PVI's assets, including PVI's ability to close a transaction with PVI Virtual Media Services, LLC or any other purchaser; and the uncertainty associated with motions by third parties in the bankruptcy proceeding.

CONTACT: Princeton Video Image, Inc. James Green, 609/912-9400
SOURCE: Princeton Video Image, Inc.